EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 7th day of January 2008 by and between Mutual Federal Savings Bank (hereinafter referred to as the "Bank"), MutualFirst Financial, Inc. (the "Company") and Charles J. Viater (the "Employee").

WHEREAS, the Employee is currently serving as the President and Chief Executive Officer of MFB Corp. and MFB Financial; and

WHEREAS, it is proposed that the Company and MutualFirst Acquisition Corp., a newly formed wholly owned subsidiary of the Company, enter into an Agreement and Plan of Merger (together  with the attachments and exhibits thereto, the "Merger Agreement") with MFB Corp., pursuant to which, among other things, (i) MFB Corp. will merge with and into MutualFirst Acquisition Corp., (the "Merger") and (ii) MFB Financial, a wholly owned subsidiary of MFB Corp., will merge with and into the Bank (the "Bank Merger"); and

WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement in connection with the Bank Merger with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee; and

WHEREAS, the Board of Directors of the Company has approved and authorized the execution of this Agreement for the purpose of the Company making the guarantee set forth in Section 17; and

WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 2 hereof.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

(a) For purposes of this Agreement, a “Change in Control” shall mean any of the following:

(i) a change in the ownership of the Bank or the Company, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Company.  Such acquisition may occur as a result of a merger of the Company or the Bank into another entity which pays consideration for the shares of capital stock of the merging Company or Bank.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Company (or to cause a change in the effective control of the Bank or the Company (within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Company (or issuance of stock of the Bank or the Company) and stock in the Bank or the Company remains outstanding after the transaction.

(ii)  a change in the effective control of the Bank or the Company, which shall occur only on either of the following dates:

1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Company.

2) the date a majority of members of the Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Company, the acquisition of additional control of the Bank or the Company by the same person or persons is not considered to cause a change in the effective control of the Bank or the Company (or to cause a change in the ownership of the Bank or the Company within the meaning of subsection (i) of this section).

(iii)  a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

1) a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

3) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (3).

For purposes of this subsection (iii) and except as otherwise provided in paragraph 1) above, a person’s status is determined immediately after the transfer of the assets.

(iv)  For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or the Company; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Bank or the Company where the Bank or the Company is the surviving corporation.

(b)  The term "Commencement Date" means the date of the consummation of the Bank Merger.

(c) The term "Date of Termination" means the date upon which the Employee ceases to serve as an employee of the Bank.

(d) The term "Involuntary Termination" means termination of the employment of Employee without the Employee's express written consent, and shall include a voluntary termination by the Employee for “good reason.”  For purposes of this subsection, “good reason” means a material diminution of or interference with the Employee's duties, responsibilities and benefits as Regional President of the Bank and Senior Vice President of the Company, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a change in the principal workplace of the Employee to a location outside of a 30 mile radius from the Bank's headquarters office as of the date hereof without the Employee’s consent, (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of other Bank personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank-or Company-wide reduction in staff, (4) a material adverse change in the Employee's base salary; and (5) any material breach of this Agreement by the Bank.  The Employee’s voluntary termination for good reason upon the occurrence of any of the events or conditions described in the preceding sentence (a “Good Reason Event”) shall be deemed an “Involuntary Termination” only if such voluntary termination occurs within two years after the Good Reason Event and after the Employee has provided the Bank not less than ninety (90) days notice of his intent to terminate employment and at least thirty (30) days for the Bank to cure the Good Reason Event. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act ("FDIA").

(e) The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(f) The term “Section 409A” means Section 409A of the Code, and any regulations or other guidance of general applicability issued thereunder.

(g) The term “Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year immediately preceding such April 1.

(h) The term “Termination of Employment” shall have the same meaning as Aseparation from service, as that phrase is defined in Section 409A (taking into account all rules and presumptions provided for in the Section 409A regulations).  Any reference to termination of employment herein shall be deemed to have the same meaning as “Termination of Employment” as herein defined.

2. Term. The term of this Agreement shall be a period of three years beginning on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that (1) the Bank has not given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (2) prior to such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3. Employment. Upon the Commencement Date, the Employee shall be employed as Regional President of the Bank and Senior Vice President of the Company as of the Commencement Date. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties of an officer of the Bank and the Company as the Board of Directors may prescribe from time to time.

4. Compensation.

(a) Salary. The Bank agrees to pay the Employee during the term of this Agreement, not less frequently than monthly, the salary established by the Board of Directors, which shall be at least $250,000 annually. The amount of the Employee's salary shall be reviewed by the Board of Directors, beginning not later than the first anniversary of the Commencement Date. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Bank or of the Company under this Agreement. The Employee's salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

(b) Discretionary Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board of Directors. A discretionary bonus declared pursuant to this Section 4(b) shall be paid no later than two and one-half months after the end of the calendar year in which the bonus is declared.

(c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5. Benefits.

(a) Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, in which the Bank's executive officers participate.

(b) Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any fringe benefit plans which are or may become applicable to the Bank's executive officers, including, without limitation, the Company's Stock Option Plan the Management Recognition Plan, and the Company’s Employee Stock Ownership Plan.  So long as Employee is employed by the Bank pursuant to this Agreement, Employee shall be entitled to an auto allowance of $1,667 per month to be applied towards the use or lease of an automobile used in part for Bank business.

(c) Vacations; Leave. The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Board of Directors for executive employees and to voluntary leave of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

       6. Termination of Employment.

(a) Involuntary Termination. The Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement. In the event of Involuntary Termination other than in connection with or within twelve (12) months after a Change in Control, (1) the Bank shall pay to the Employee during the remaining term of this Agreement, the Employee's salary at the rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable to the Employee under Section 4 if the Employee had continued to be employed by the Bank, and (2) the Bank shall provide to the Employee during the remaining term of this Agreement substantially the same benefits as the Bank maintained for its executive officers immediately prior to the Date of Termination, including Bank-paid dependent medical and dental coverage.  If and to the extent involuntary termination payments under this Section 6 constitute deferred compensation within the meaning of Section 409A (“Involuntary Termination Deferred Compensation”), and the Employee is a Specified Employee, then the payment of such Involuntary Termination Deferred Compensation shall comply with Code Section 409A(a)(2)(B)(i) and the regulations thereunder, which generally provides that distributions of deferred compensation (within the meaning of Section 409A) to a Specified Employee that are payable on account of Termination of Employment may not commence prior to the six (6) month anniversary of the Employee’s Termination of Employment (or, if earlier, the date of the Employee’s death). Amounts that would otherwise be distributed to the Employee during such six (6) month period but for the preceding sentence shall be paid to the Employee on the 185th day following the date of the Employee’s Termination of Employment.  To the extent permitted by Section 409A, Involuntary Termination Deferred Compensation payments shall be deemed to be made after any other payments provided for in this Section 6(a).

(g) Termination for Cause. In the event of Termination for Cause, the Bank shall pay the Employee the Employee's salary and benefits through the Date of Termination, and the Bank shall have no further obligation to the Employee under this Agreement.

(c) Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Board of Directors. In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Employee's salary and benefits only through the Date of Termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

(d) Change in Control. In the event of Involuntary Termination in connection with or within 12 months after a Change in Control which occurs at any time while the Employee is employed under this Agreement, the Bank shall, subject to Section 7 of this Agreement, (1) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 299% of the Employee's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); and (2) provide to the Employee during the remaining term of this Agreement substantially the same health (including, without limitation, health, dental and vision) and disability benefits as the Bank maintained for its executive officers immediately prior to the Change in Control.

(e) Death; Disability. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary and benefits of the Employee through the last day of the calendar month in which the Employee died. If the Employee becomes disabled as defined in the Bank's then current disability plan, if any, or if the Employee is otherwise unable to serve in his current capacity, this Agreement shall continue in fall force and effect, except that the salary paid to the Employee shall be reduced by any disability insurance payments made to Employee on policies of insurance maintained by the Bank at its expense.

(f) Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(g) Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(h) Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(i) Termination by Regulators. All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

Payments due under the Agreement that are suspended in accordance with Paragraphs 6(f) through 6(i) of the Agreement, but are later determined by the applicable regulatory authority to be payable, shall be paid at the earliest date the Company or the Bank reasonably anticipates that the payment would be permissible.

7. Certain Reduction of Payments by the Bank.

(a) Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by the Employee in connection with a Change in Control would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize payments to the Employee without causing any amount to become nondeductible. The Employee shall determine the allocation of such reduction among payments to the Employee.

(b) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

8. Confidential Information; Loyalty; Non-competition.

(a) During the term of the Employee's employment hereunder and for three years thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by law, disclose to others or use, whether directly or indirectly, any Confidential Information. "Confidential Information" means information about the Bank and the Bank’s clients and customers which is not available to the general public and was or shall be learned by the Employee in the course of his employment by the Bank, including without limitation any data, formulae, information, proprietary knowledge, trade secrets, and credit reports and analyses owned, developed and used in the course of the business of the Bank, including client and customer lists and information related thereto; and all papers, resumes, records and other documents (and all copies thereof) containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Bank. The Employee agrees that upon the expiration of the Employee's term of employment hereunder or in the event the Employee's employment hereunder is terminated prior thereto for any reason whatsoever, the Employee will promptly deliver to the Bank all documents (and all copies thereof) containing any Confidential Information.

(b) The Employee shall devote his full time to the performance of his employment under this Agreement; provided, however, that the Employee may serve, without compensation, with charitable, community and industry organizations and to serve, with compensation, as a director of any business corporation to the extent such directorships do not inhibit the performance of his duties thereunder or conflict with the business of the Bank. During the term of the Employee's employment hereunder, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank.

(c) Upon the expiration of the term of the Employee's employment hereunder or in the event the Employee's employment hereunder terminates prior thereto for any reason whatsoever, the Employee shall not, for a period of one year after the occurrence of such event, for himself, or as the agent of, on behalf of, or in conjunction with, any person or entity, solicit or attempt to solicit, whether directly or indirectly: (i) any employee of the Bank to terminate such employee's employment relationship with the Bank; or (ii) any savings and loan, banking or similar business from any person or entity that is or was a client, employee, or customer of the Bank and had dealt with the Employee or any other employee of the Bank under the supervision of the Employee.

(d) In the event the Employee's employment hereunder is terminated for any reason whatsoever, the Employee shall not, for a period of two years from the date of

(e) termination, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any financial institution having an office located within 25 miles of any office of the Bank as of the date of termination.

(f) The provisions of Paragraphs 8(b) and 8(d) of the Agreement shall not prevent the Employee from purchasing, solely for investment, not more than 5 percent of any financial institution's stock or other securities which are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934.

(g) The provisions of this Paragraph 8 shall survive the termination of the Employee’s employment hereunder whether by expiration of the term thereof or otherwise.

9. No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise.

10. Attorneys Fees. In the event the Bank exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 16 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

11. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 6(d) hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had

(c) continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and, shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank or Company at its home office, to the attention of the Board of Directors with a copy to the Secretary, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

13. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Indiana.

17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

18. Company Guarantee. The Company hereby guarantees the obligations of the Bank to the Employee under the Employment Agreement. This guarantee shall be subject to the provisions of 12 U.S.C. Section 1828(k) and regulations thereunder.

19. Supersedes Prior Agreements. This Agreement supersedes any and all prior employment agreements entered into by and between the Employee, the Bank or the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	MUTUAL FEDERAL SAVINGS BANK
/s/ Rosalie Petro	/s/ David W. Heeter
Secretary	By: David W. Heeter Its: Chief Executive Officer

MUTUALFIRST FINANCIAL, INC.
/s/ Rosalie Petro	/s/ David W. Heeter
Secretary	By: David W. Heeter Its: President and Chief Executive Officer

EMPLOYEE
/s/ Charles J. Viater Charles J. Viater